U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 5, 2017

MEDICINE MAN TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-55450	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

4880 Havana Street

Suite 200

Denver, Colorado 80239

(Address of principal executive offices)

(303) 371-0387

(Issuer’s Telephone Number)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the execution of the Denver Consulting Group Term Sheet described above is attached as Exhibit 99.4 and is hereby incorporated.

Item 8.01 Other Events

On May 5, 2017, we executed a Term Sheet whereby we have reached an agreement to acquire Denver Consulting Group LLC, (“DCG”), a Colorado limited liability company that is engaged in cannabis consulting throughout the United States. The consideration for this acquisition will be the issuance of 2,258,065 shares of our Common Stock valued at $3.5 million based upon the closing price of our Common Stock on the date the Term Sheet was executed.

The agreement is subject to our due diligence as well as execution of definitive agreements, which shall contain customary representations. Due diligence is expected to be completed within 60 days from the date of the Term Sheet. It is also anticipated that we will retain the services of several of the principals of DCG, as well as its current employees.

As previously disclosed in our filings, we are also engaged in discussions with other third parties to acquire them. While no assurances can be provided it is anticipated that we will engage in additional acquisitions in the near future. Each of these proposed acquisitions will be synergistic to our existing business and is intended to continue our efforts to become a national, full service cannabis company.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.	Description

10.5	Term Sheet with Denver Consulting Group, LLC

99.4	Press Release Announcing Execution of Term Sheet

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.
(Registrant)

Dated: May 8, 2017	By:	/s/ Andrew Williams
Andrew Williams, Chief Executive Officer

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